Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL COMPLETES PREVIOUSLY ANNOUNCED REGISTERED DIRECT OFFERING

Berkeley Heights, NJ, January 25, 2010 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced today that it completed its previously announced registered direct offering through the sale of shares of its common stock and warrants for gross proceeds of $5.9 million, before deducting placement agent fees and offering expenses, in a registered direct offering with select institutional investors. The offer included the sale and issuance of 2.35 million units, each unit consisting of one share of the Company’s common stock and a warrant to purchase 0.25 shares of common stock, at a purchase price of $2.50 per unit. The warrants, which represent the right to acquire an aggregate of 705,000 shares of common stock at an exercise price of $2.85 per share, have a five-year term from the date of issuance and are exercisable beginning six months after the date of issuance.

The units were offered and sold pursuant to a prospectus supplement dated January 21, 2010 and an accompanying prospectus dated February 12, 2007, pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

Roth Capital Partners, LLC served as the sole placement agent for the offering. Merriman Curhan Ford served as financial advisor.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Roth Capital Partners, LLC at 24 Corporate Plaza, Newport Beach, CA 92660.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer. The Company plans to submit a Special Protocol Assessment (SPA) request for a pivotal study with sapacitabine during the first quarter of 2010. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in a Phase 1 trial in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐ Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com – info@cyclacel.com

Risk factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.

Contacts for Cyclacel Pharmaceuticals, Inc.

Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com

© Copyright 2010 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

SOURCE: Cyclacel Pharmaceuticals, Inc.

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